EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our reports dated April 13, 2010, relating to the consolidated financial statements of Perry Ellis International, Inc. and the effectiveness of Perry Ellis International, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Perry Ellis International, Inc. for the year ended January 30, 2010, incorporated by reference in the prospectus included in Amendment No. 1 to Registration Statement No. 333-167728 on Form S-3/A.

/s/ Deloitte & Touche LLP

Miami, Florida

March 2, 2011